WM High Yield Fund

Defaults and Arrears on Senior Securities
							Face Amount  Amount of Default
Security	Nature of Default	   Date of Default (000s)    (000s)

Adelphia Communications,
Sr. Note,
10.250% due 06/15/2011 Chapter 11  06/15/2002      $5,650	$579

DVI, Inc.  Sr. Note,
9.875% due 02/01/2004 Chapter 11  08/01/2003	  $15,425	$0

FrontierVision Holdings LP
Sr. Disc. Note,
11.875% due 09/15/2007 Chapter 11 03/04/2004	  $9,250    $549

FrontierVision Operating Partners LP
Sr. Sub. Note,
11.000% due 10/15/2006 Chapter 11 03/08/2004      $5,000     $275
													         										 $1,403